EXHIBIT 99.1

Oil States Revises Second Quarter Guidance for Well Site Services

HOUSTON, June 17, 2015 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported that a combination of factors, including the continued decrease in the U.S. land drilling rig count, certain customers drilling wells but electing not to complete them, reduced pricing for certain completion service offerings and the recent heavy rainfall across Texas and Oklahoma have negatively impacted results for its well site services segment during the second quarter of 2015. These factors have caused Oil States to revise its second quarter 2015 guidance lower for its well site services segment. Revenues for the segment are now expected to range from $85 million to $90 million with EBITDA margins averaging 13% to 14%. This compares to prior second quarter guidance given on April 30, 2015 for well site services revenues of $110 million to $120 million with EBITDA margins averaging 19% to 21%.

"Oil States, like many of our counterparts in the sector, has been impacted by the current downturn in activity driven by the lower crude oil price environment. While we continue to work diligently to address and control our cost structure and spending, we are dealing with a very challenged market. However, I am very confident that our Company will emerge from this cyclical downturn well positioned both operationally and financially," said Cindy B. Taylor, Oil States' President and Chief Executive Officer.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2014 filed by Oil States with the Securities and Exchange Commission on February 23, 2015.

CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860